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                                                                    EXHIBIT 23.2




            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors
General Growth Properties, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-11067, 333-15907, 333-17021, 333-23035, 333-37247, 333-37383,
333-41603, 333-58045, 333-68505, 333-76379, 333-76757, 333-82134, 333-82569,
333-84419, 333-88813, 333-88819, 333-91621, 333-115693, 333-115694 and
333-120373) on Form S-3 and the registration statements (Nos. 33-79372, 333-07241, 333-11237, 333-28449, 333-74461, 333-79737, 333-105882 and
333-125605) on Form S-8 of General Growth Properties, Inc. of our report dated March 17, 2006, with respect to the consolidated balance sheets of GGP/Homart, Inc. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income and comprehensive income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2005, our report dated March 17, 2006, with respect to the consolidated balance sheets of GGP/Homart II L.L.C. and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of income and comprehensive income, members' capital and cash flows for each of the years in the three-year period ended December 31, 2005, and our report dated March 17, 2006, with respect to the consolidated balance sheet of GGP-TRS L.L.C. and subsidiaries as of December 31, 2005, and the related consolidated statement of operations, changes in members' capital and cash flows for the year ended December 31,2005, which reports appear in the December 31, 2005 annual report on Form 10-K of General Growth Properties, Inc.

KPMG LLP

Chicago, Illinois
March 31, 2006